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                                                                    EXHIBIT 99.1



Logica to Acquire Carnegie Group for $35 Million; Logica Looks to Expand its Presence in the Growing Global Customer Care and Contact Arena

LEXINGTON, Mass., Oct. 1, /PRNewswire/ -- Logica plc today announced that it has entered into a definitive agreement to acquire Nasdaq-listed Carnegie Group, Inc., (Nasdaq: CGIX), a provider of solutions in the areas of customer management and sophisticated decision support systems. Under the terms of the agreement, which has been unanimously approved by the board of directors of both companies, Logica will acquire Carnegie Group for $5.00 per common share, payable in cash, for a total consideration of approximately $35 million.

The proposed acquisition is expected to significantly enhance Logica's ability to provide leading edge customer contact and customer care solutions and advanced decision support solutions to its financial services, telecommunications, energy and utilities, and automotive clients globally.

Founded in 1983 at Carnegie Mellon University, Carnegie Group has been successful in penetrating the US marketplace for customer relationship management solutions. Headquartered in Pittsburgh, Pennsylvania and with 300 staff in seven US locations, Carnegie Group currently generates its largest proportion of revenues from telecommunications operators. Key customers include USWest Communications, Bell South Telecommunications, and First USA Bank.

Carnegie Group's board of directors has agreed to recommend acceptance of the offer to its shareholders and will be accepting the offer in respect of their own shareholding. Full details of the tender offer will be issued to Carnegie Group's shareholders on or before October 8, 1998. Following the issue of the tender offer document, Carnegie Group's shareholders will have a minimum of 20 business days to tender their shares. Any shares not purchased in the offer will be acquired for the same price, in cash pursuant to a second-step merger. The offer will be conditional upon Logica achieving over 50% acceptance and other customary closing conditions. Shareholders and directors holding approximately 18% of the outstanding shares have agreed to tender their shares to the deal.

"This acquisition will create excellent synergy and accelerate growth opportunities for Logica and Carnegie Group," comments Corey V. Torrence, President and CEO of Logica Inc. "Together, we are well positioned to meet the explosive global demand for customer care solutions."

"This is a very exciting opportunity for Carnegie Group," states Dennis Yablonsky, CEO of Carnegie Group. "Becoming part of a successful worldwide company like Logica, with its excellent pedigree and strong technical heritage, is good news for our customers, our staff, and our shareholders."
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Upon completion of the acquisition, Carnegie Group will form a separate customer contact division within Logica Inc., reporting directly to Mr. Torrence. The new division will be known as Logica Carnegie Group and will be run by Mr.
Yablonsky, from its existing headquarters in Pittsburgh, PA.

"We have been seeking to expand our business in North America and are pleased to have attracted an exciting company specializing in a high growth segment of our market," said Mario Anid, Logica's corporate development director.

About the transaction

Carnegie Group employs 300 full-time staff in seven locations in the US. The new company will increase Logica's US headcount by 60% and will strengthen its focus on customer contact and customer care solutions. The acquisition is a further step in Logica's growth strategy. It is envisaged that the acquisition will have no material effect on Logica's earnings in 1998/99 (before goodwill amortization) and that it will be earnings-enhancing in 1999/2000. About Carnegie Group Carnegie Group, Inc. is based in Pittsburgh, Pennsylvania and has demonstrated success in penetrating the US marketplace for customer relationship management and advanced decision support solutions.

For the year ended 31 December 1997, Carnegie Group earned revenues of $29.4 million, with profits before tax of $0.2 million. Net assets on December 31, 1997 were $24.1 million.

For the half-year to 30 June 1998, Carnegie Group earned revenues of $16.2 million with profits before tax and acquisition related goodwill write-off of $638,000. Net assets were $22.0 million.

About Logica

Logica is a leading provider of business engineered, content-rich solutions for the Energy & Utilities, Telecommunications, Financial Services and Automotive markets. The company's expertise is in systems integration, consulting, products and core process out-tasking/applications management. In collaboration with its partners around the world, Logica helps its clients achieve sustainable, profitable growth, by maximizing the value of their core assets. Logica's success is driven by its people, and is delivered through focused industry, process and application expertise enabled by technology. The company offers its products and services through innovative, flexible business partnerships and measures its success by the impact it has on its clients' results.

With its North American headquarters in Lexington, MA, Logica has 550 staff based in North America and offices in Dearborn, Fort Lauderdale, Houston, New York, Orlando, San Francisco, Toronto and Williamsburg. Logica plc was founded in London in 1969 and now has offices in 23 countries and 6,500 employees worldwide. Today Logica is a leading international computer consultancy, systems integration and software company with clients across diverse markets including finance, telecommunications, energy and utilities, industry, government, defense, transport and space. For the fiscal year ending June 1998, Logica's revenue was $790 million ((Pounds) 473 million).

    Logica's home page can be found at http://www.logica.com.
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    NOTE:  Statements which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results, including the assumption that the combination is consummated. Neither Logica nor Carnegie Group undertakes any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this press release or the occurrence of anticipated events.

/CONTACT: Eithne Egan of Logica plc, 617-476-8000, or egane@logica.com; or Joe Orlando of IMEDIA, Inc., 973-267-8500, or joe@imedianet.com, for Logica plc/

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